[NATIONAL GRID LOGO]                                       [NIAGARA MOHAWK LOGO]



                     NATIONAL GRID TO ACQUIRE NIAGARA MOHAWK
                          IN $3.0 BILLION TRANSACTION;
                 CREATES NINTH LARGEST ELECTRIC UTILITY IN U.S.

      TRANSACTION DOUBLES SIZE OF NATIONAL GRID USA; CREATES MOST EXTENSIVE
           TRANSMISSION NETWORK AND 2ND LARGEST DISTRIBUTION BUSINESS
                         IN NEW ENGLAND/NEW YORK REGION

    NIAGARA MOHAWK TO RETAIN NAME AND SYRACUSE-BASED OPERATING HEADQUARTERS;
       NATIONAL GRID CASTS VOTE OF CONFIDENCE FOR UPSTATE NEW YORK ECONOMY


         WESTBOROUGH, MA AND SYRACUSE, NY, SEPTEMBER 5, 2000 - National Grid Group plc (LSE, NYSE: NGG) and Niagara Mohawk Holdings, Inc. (NYSE: NMK) announced today that they have signed a merger agreement under which National Grid will acquire Niagara Mohawk through the formation of a new National Grid holding company, New National Grid, and the exchange of Niagara Mohawk shares for a combination of American Depositary Shares (ADSs) and cash. National Grid, one of the U.K.'s 50 largest companies and the world's largest independent electric transmission company, builds, owns and operates electric and telecommunications networks around the world. Niagara Mohawk is the second largest combined electric and gas utility in New York State.

         Niagara Mohawk is National Grid's third U.S. acquisition, after New England Electric System (NEES) and Eastern Utilities Associates (EUA), which were both acquired earlier this year.

         The combination will create the ninth largest electric utility in the U.S. with an electric customer base of approximately 3.3 million. With Niagara Mohawk, National Grid will own and operate the most extensive transmission network (by miles) and be the second largest distribution business (by power delivered) in the New England/New York market.

         Niagara Mohawk will continue to operate under its current name and will keep its operating headquarters in Syracuse. Upon completion of the transaction, Niagara



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Mohawk will become a wholly-owned subsidiary of National Grid and be re-branded
"Niagara Mohawk, a National Grid Company."

         Under the terms of the transaction, Niagara Mohawk shareholders will receive consideration of $19.00 per Niagara Mohawk share, subject to the dollar value of five National Grid ordinary shares being between $32.50 and $51.00. In the event that the dollar value of five National Grid ordinary shares is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the dollar value of five National Grid ordinary shares is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Shareholders can elect to receive their consideration either in cash or ADSs, or a combination of both, subject to the aggregate cash consideration offered being at least $1.0 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.0 billion, National Grid has the option to increase the cash element of the consideration. The terms of the merger agreement value the equity of Niagara Mohawk at approximately $3.0 billion ((pound)2.1 billion) and the enterprise value of Niagara Mohawk at approximately $8.9 billion ((pound)6.1 billion), including net debt of $5.9 billion ((pound) 4.0 billion) as of June 30, 2000.

         The transaction is expected to be accretive to National Grid's earnings per share after the amortization of goodwill in the first full financial year after completion of the acquisition, and should substantially enhance National Grid's cash flow per share immediately following the completion. Through merger-related cost synergies and sharing of best practices, National Grid expects to achieve annual cost savings of approximately $90 million across New England and New York operations, representing some 10 percent of the enlarged group's electric controllable cost base. These savings are expected to be achieved within four years of the merger's completion, with approximately 50% of these savings achieved in the combined company's first full financial year.

         The transaction is expected to be completed by late 2001, subject to a number of conditions, including regulatory and other governmental consents and approvals, the sale of Niagara Mohawk's nuclear facilities or other satisfactory arrangements being reached, and the approval of Niagara Mohawk and National Grid shareholders.


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         David Jones, chief executive of National Grid, said, "This acquisition builds perfectly on our successful North American strategy. It builds on both the platform we have created in New England and our top quality U.S. management team. With Niagara Mohawk, we double the size of our U.S. business and reinforce our position as a leading player in the Northeast - a region that is clearly at the forefront of the industry's restructuring in the U.S.

         "Niagara Mohawk's management team has managed the critical issues related to purchase power contracts and industry restructuring over the last several years, which resulted in lower delivery costs for customers," Jones continued. "This work, along with its focused transmission and distribution business and depth of regional knowledge and experience, makes Niagara Mohawk an attractive partner to National Grid as we expand our U.S. business."

         Jones concluded: "Our ten years of experience operating a transmission system in a competitive environment strengthens our ability to provide services that will benefit customers in today's rapidly changing U.S. energy markets. We look forward to bringing our experience to New York, and to continuing to contribute to the current debate on the restructuring of the U.S. transmission sector."

         William E. Davis, chairman and chief executive of Niagara Mohawk, who will become chairman of National Grid USA and will join the National Grid board of directors as an executive director for two years after the completion of the acquisition, said, "We are delighted to be joining forces with National Grid to become an important part of one of the largest and most efficient energy delivery companies in the world. This transaction is in the best interests of our shareholders, and will yield significant benefits for our customers, employees and the communities we serve. Direct savings and sharing of best practices will create an even more efficient company, leading to lower delivery costs and enhanced customer service, making upstate New York a more attractive region for economic growth."

         National Grid will have - following the acquisition of Niagara Mohawk - approximately 10,000 employees in its regulated electric and gas businesses in New York and New England. National Grid's goal is to achieve workforce reductions across the entire National Grid USA organization by 500 to 750 positions - over a period of four years - through natural attrition and voluntary programs. National Grid has achieved



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targeted merger savings and efficiencies in its previous U.S. mergers on a similar basis. A joint National Grid - Niagara Mohawk integration team will manage the cost reduction program and facilitate sharing of best practices.

         Said National Grid USA President and CEO Rick Sergel, who will continue in his role after the merger, "Based on our successful integration of NEES and EUA earlier this year, we are confident that we will be able to reduce energy delivery costs, improve service for consumers in Niagara Mohawk's territories and contribute to economic development in upstate New York. We are fortunate to be working with Niagara Mohawk's dedicated employees, who have decades of experience in serving customers in upstate New York."

         Noting that the Pataki administration, New York State regulators, and Niagara Mohawk have made tremendous progress in restructuring New York State's energy markets and achieving settlements on above-market power purchase contracts, Sergel added, "We aim to work with New York regulators to structure long-term rate plans that benefit customers and shareholders and include incentives for cost control and superior customer service. We intend to provide long-term rate stability that will support regional economic development in upstate New York."

         "This transaction is a vote of our confidence for the long-term health of the upstate New York economy," concluded Sergel, noting that Niagara Mohawk will continue to be a major taxpayer in New York State. "We will continue Niagara Mohawk's excellent record of corporate citizenship in upstate New York. The same people who serve Niagara Mohawk customers and live in their neighborhoods will continue to do so after the merger. We will honor all union agreements, be responsive to the needs of local communities and support charitable organizations as Niagara Mohawk has done in the past. We will establish a New York Advisory Board made up of Niagara Mohawk's current outside directors to help advise on customer and community relations."

         N M Rothschild & Sons Limited and Rothschild Inc. are advising National Grid, and Niagara Mohawk is being advised by Donaldson, Lufkin & Jenrette Securities Corporation. Merrill Lynch International and Credit Suisse First Boston are brokers to National Grid.



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         Niagara Mohawk Holdings, Inc. (NYSE: NMK) is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of upstate New York. The company also delivers natural gas to more than 540,000 customers over 4,500 square miles of eastern, central and northern New York. The company has approximately 7,600 employees.

         The National Grid Group plc builds, owns and operates electric and telecommunications networks around the world, focusing on liberalizing markets. National Grid operates electric networks in the U.K., the U.S., Argentina and Zambia. The company's growing portfolio of telecommunications businesses includes ventures in the U.K., the U.S., Brazil, Argentina, Chile and Poland. National Grid Group's headquarters are in London, England.

         National Grid USA includes local electric companies Massachusetts Electric, Narragansett Electric, Granite State Electric, and Nantucket Electric, and a substantial transmission business. The company has approximately 3,800 employees.

CONTACTS:

Citigate Sard Verbinnen
-----------------------

Media:
Judy Brennan/Susan Burns/Jonathan Gasthalter
212-687-8080

National Grid
-------------

Media:
Fred Mason, Vice President and Director, Corporate Communications
508-389-3568

Niagara Mohawk:
---------------

Media:
Joseph M. Russo, Vice President,
Public Affairs and Corporate Communications
315-428-6922

Financial:
Leon T. Mazur, Director, Investor Relations
315-428-5876

This press release includes forward looking statements within the meaning of
Section 27A of the United States Security Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Although National Grid believes that its expectations are based on reasonable



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assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include risks and uncertainties relating to the ability to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in related regulatory approvals, competition and industry restructuring, changes in economic conditions, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the availability of new acquisition opportunities, the timing and success of future acquisition opportunities and other presently unknown or unforeseen factors.

In connection with the proposed merger, National Grid and Niagara Mohawk will file a proxy statement/prospectus with the Securities and Exchange Commission (the "SEC"). Investors are urged to read the proxy statement/prospectus and other documents filed with the SEC when they become available because they contain important information concerning the transaction. Investors will be able to obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by National Grid and Niagara Mohawk at the SEC's web site, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, documents filed by Niagara Mohawk with the SEC can be obtained by contacting Niagara Mohawk at the following address and telephone number: Investor Relations, Niagara Mohawk Holdings, Inc., 300 Erie Boulevard West, Syracuse, NY 13202, telephone: 315-4283134. Documents filed with the SEC by National Grid can be obtained by contacting National Grid at the following address and telephone number: David Forward, National Grid Group plc, 15 Marylebone Road, London, NW1 5JD, telephone: 020-7312-5600.

Niagara Mohawk, its officers, directors, employees and certain other members of Niagara Mohawk management and employees may be soliciting proxies from Niagara Mohawk shareholders in favor of the merger and may be deemed to be "participants in the solicitation" under the rules of the SEC. Information concerning the participants will be set forth in the proxy statement/prospectus when it is filed with the SEC.

N M Rothschild & Sons Limited, which is regulated in the U.K. by The Securities and Futures Authority Limited, is acting exclusively for National Grid and no one else in connection with the Acquisition and will not be responsible to anyone other than National Grid for providing the protections afforded to their customers or for giving advice in relation to the Acquisition.

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